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                                                                      Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use in this Current Report on Form 8-K of CheckFree Corporation of our report dated October 22, 1999, (February 15, 2000, as to Note
4), on the consolidated balance sheets of MSFDC, L.L.C. and subsidiaries, a development stage company, as of July 2, 1999, and July 3, 1998, and the related consolidated statements of operations, members' capital deficiency and cash flows for the year ended July 2, 1999, and the periods from June 18, 1997 (inception) to July 3, 1998, and from June 18, 1997 (inception) to July 2, 1999, appearing in this Report.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Seattle, Washington
September 12, 2000